Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@amerantbank.com
(305) 460-8728

Media media@amerantbank.com (305) 441-8414

For Release:

06:30 A.M.

April 26, 2019

MERCANTIL BANK HOLDING CORPORATION REPORTS FIRST QUARTER RESULTS

First Quarter 2019 Net Income Up 38.6% from First Quarter 2018

CORAL GABLES, Florida. Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) today reported first quarter 2019 net income of $13.1 million, 38.6% higher than the $9.4 million reported in the first quarter of 2018. Net income in the first quarter of 2019 was 9.4% lower than in the fourth quarter of 2018, partially as a result of a $1.0 million recovery on a nonperforming asset in 2018’s last quarter. Net income per diluted share was $0.30 in the first quarter of 2019, up 36.4% compared to $0.22 per diluted share in the first quarter of 2018, but down 11.8% compared to $0.34 per diluted share in the fourth quarter of 2018.

Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.65% and 6.87%, respectively, in the first quarter of 2019, up from 0.45% and 5.04% in the first quarter of 2018, and down from 0.70% and 7.88% in the fourth quarter of 2018.

Millar Wilson, Vice Chairman and Chief Executive Officer, stated: “We had an impressive start to the year as our team continued executing our transformation strategy to become a domestically-focused community bank, while pivoting our focus to profitability from our former’s parent goal of capital preservation. We also finalized the repurchase of the remaining Company non-voting shares previously held by our prior parent, Mercantil Servicios Financieros. During the first quarter, we produced sound financial results as net income grew 38.6% year-over-year, reflecting a growing net interest margin, continued improvement in credit quality and a solid asset base. We expect 2019 to be an exciting year for Amerant as we further execute on our transformation strategy, expand our presence within our current geographical footprint, including Palm Beach, Broward and Miami-Dade counties in South Florida and Dallas Texas, and introduce new initiatives to drive profitable growth and maximize shareholder value.”

Highlights

The highlights of the most recently ended quarter include:

•

Net interest income was $55.4 million in the first quarter of 2019, down 2.4% compared to $56.8 million in the fourth quarter of 2018 mainly due to additional interest income of approximately $1.0 million received in the previous quarter on a recovery of a non-performing international commercial loan that paid off. This recovery improved our results but affects the comparability of the first quarter of 2019 to the last quarter of 2018. Net interest income in the first quarter of 2019 was up 5.3% compared to $52.6 million in the first quarter of 2018.

•	Net interest margin, or NIM, was 2.96% in the first quarter of 2019, up from 2.95% in the fourth quarter of 2018 and up from 2.70% in the first quarter of 2018.

•

Non-performing assets to total assets was 0.26% in the first quarter of 2019, compared to 0.22% in the fourth quarter of 2018, and 0.39% in the first quarter of 2018. The Company made no provisions for loan losses in the first quarter of 2019 or 2018, and released $1.4 million from the allowance for loan losses in the fourth quarter of 2018.

•

Noninterest expense was $51.9 million in the first quarter of 2019, down 5.0% compared to $54.6 million in the fourth quarter of 2018, and was down 6.7% compared to $55.6 million in the first quarter of 2018. Adjusted noninterest expense was $51.0 million in the first quarter of 2019, up 6.5% compared to $47.9 million in the fourth quarter of 2018 and down 3.4% from $52.8 million in the first quarter of 2018. Adjusted noninterest expense primarily excludes expenses for restructuring activities in the first quarter of 2019 and the fourth quarter of 2018, mainly staff reduction, legal, advisory and rebranding costs, and excludes spin-off costs in the first quarter of 2018.

•	Pretax net income was $16.6 million in the first quarter of 2019, up 7.4% from $15.5 million in the fourth quarter of 2018, and up 52.3% from $10.9 million in the first quarter of 2018.

•

The efficiency ratio improved to 75.7% in the first quarter of 2019, compared to 79.5% in the fourth quarter of 2018 and 83.6% in the first quarter of 2018. On an adjusted basis, the efficiency ratio was 74.4% in the first quarter of 2019, compared to 69.6% in the fourth quarter of 2018 and 79.3% in the first quarter of 2018.

Net Income

First quarter 2019 net income was $13.1 million, down 9.4% compared to $14.4 million in the fourth quarter of 2018 and up 38.6% compared to $9.4 million in the first quarter of 2018. First quarter 2019 net income included restructuring expenses of $0.9 million incurred in connection with the Company’s rebranding to “Amerant”, a more normal tax rate of 21.5% compared to 6.9% in the fourth quarter of 2018, and additional compensation expense corresponding to the first full quarter amortization of $1.5 million on the restricted stock shares awarded to management and key staff in connection with the Company’s December 2018 IPO. The Company’s fourth quarter 2018 effective income tax rate was reduced to an unusually low level as a result of adjustments to the tax accounts related to the spin-off and other deductible and non-deductible restructuring expenses. Net income per diluted share was $0.30 in the first quarter of 2019, up 36.4% compared to $0.22 per diluted share in the first quarter of 2018, but down 11.8% compared to $0.34 per diluted share in the fourth quarter of 2018.

Net Interest Income and Net Interest Margin

First quarter 2019 net interest income was $55.4 million, down 2.4% compared to $56.8 million in the fourth quarter of 2018 and up 5.3% compared to $52.6 million in the first quarter of 2018. The decrease from the fourth quarter 2018 was primarily due to additional interest income of $1.0 million realized in that quarter from the payoff on a non-performing international commercial loan. First quarter 2019 net interest income increased 5.3% compared to the first quarter 2018 mainly driven by higher rates and the remixing of the loan portfolio, partially offset by lower average interest-earning assets.

The net interest margin for first quarter 2019 was 2.96%, an increase of one basis point compared to the fourth quarter of 2018 and an increase of 26 basis points compared to the first quarter of 2018. The increase in the net interest margin is mainly driven by the Company’s continued focus on higher-yielding domestic loans.

Loans and Deposits

In the first quarter 2019, we continued the Company’s transition to a domestically-focused community bank and improving the profitability of the Company’s loan portfolio.

Total net loans at the end of the first quarter 2019 were $5.7 billion, down 3.1% compared to the end of the fourth quarter 2018 and down 3.6% compared to the end of the first quarter of 2018. The decline was driven by seasonally lower loan activity in the first quarter 2019 as well as the planned run-off in foreign loans and the sales of non-relationship syndicated Shared National Credits (“SNC”) loans, which we define as those credits where the Company does not have a direct relationship with the borrower. In the first quarter 2019, our sales teams received training to enhance their relationship-building skills, which we believe will help implement the Company’s transition to a relationship-driven business model capturing a greater share of our customers’ deposits, credit and wealth management business.

Total deposits at the end of the first quarter 2019 were $5.9 billion, down 2.4% compared to the end of the fourth quarter of 2018 and down 6.2% compared to the end of the first quarter 2018. The decreases included a decline in foreign deposits, mainly from our Venezuelan customers, of 3.5% and 13.1% when compared to December 31, 2018 and March 31, 2018, respectively. In the first quarter 2019, as living conditions in Venezuela deteriorated further, our Venezuela-based customers increasingly relied on their U.S. dollar deposits to fund daily living expenses. The rate of decline in our Venezuela deposits was consistent with that realized during 2018. We continue to proactively focus on our core domestic deposits to offset attrition in our Venezuelan deposits, while seeking to reduce attrition to our valued Venezuela customers’ deposits.

Noninterest income

Noninterest income was $13.2 million in the first quarter 2019, up 9.7% compared to $12.0 million in the fourth quarter of 2018 and down 5.7% compared to $13.9 million in the first quarter of 2018. The first quarter 2019 increase, compared to the fourth quarter 2018, was mainly due to a $1.0 million loss in securities sold during the fourth quarter of 2018, a $0.6 million gain recognized on the early termination of advances with the Federal Home Loan Bank (“FHLB”) in the first quarter 2019, and higher income from interest rate derivative instruments sold to customers during the first quarter 2019. The first quarter 2019 decline, compared to the first quarter 2018, was mainly due to decreases in income from brokerage, advisory and fiduciary activity resulting from lower volumes of customer trading. In February 2019, the United States placed new restrictions on the trading of Venezuelan securities not previously restricted. These restrictions have effectively eliminated our customers’ trading in those securities and has negatively affected our fee income. During 2018, the Company earned approximately $1.5 million from trading in these securities. We expect these trading restrictions to continue for the foreseeable future.

The Company’s assets under management and custody, or AUMs, increased $101.6 million, or 6.0%, to $1.7 billion in the first quarter 2019 compared to $1.6 billion at the close of the year 2018. This was mainly due to higher market valuations on the assets held. First quarter 2019 AUMs were relatively flat from the first quarter 2018.

Noninterest expense

Noninterest expense was $51.9 million in the first quarter 2019, down 5.0% compared to $54.6 million in the fourth quarter of 2018 and down 6.7% compared to $55.6 million in the first quarter of 2018. First quarter 2019 noninterest expense included $0.9 million of restructuring expenses consisting primarily of rebranding costs. Fourth quarter 2018 noninterest expense included restructuring expenses of $6.4 million, including $4.7 million in staff reduction costs and $1.2 million in professional fees. First quarter 2018 noninterest expense included $2.8 million of costs, primarily professional fees, incurred in connection with the Company’s spin-off from its former parent. Adjusting for these expenses, first quarter 2019 adjusted noninterest expense was $51.0 million, up 6.5% compared to $47.9 million in the fourth quarter 2018 and down 3.4% compared to $52.8 million in the first quarter of 2018. The first quarter 2019 adjusted noninterest expense increase from the prior quarter of $3.1 million, or 6.5%, is primarily attributable to higher and more normal marketing expenses in the first quarter 2019 and the $1.5 million quarterly amortization of restricted stock awarded in December 2018. The total compensation cost related to this restricted stock award during 2019, the first full year of the three-year vesting period, is expected to be approximately $6.0 million, or $1.5 million per quarter. The adjusted noninterest expense decrease of 3.4% in the first quarter 2019 compared to the first quarter 2018 is primarily attributable to lower salaries and employee benefits costs due to the staff reductions announced during the fourth quarter of 2018.

For the first quarter of 2019, the efficiency ratio improved to 75.7% compared to 79.5% reported in the fourth quarter of 2018, and 83.6% in the first quarter of 2018. On an adjusted basis, the efficiency ratio was 74.4% in the first quarter of 2019, compared to 69.6% in the fourth quarter of 2018 and 79.3% in the first quarter of 2018.

Credit Quality

Credit quality remains strong. The Company’s foreign loan and non-relationship SNC exposures are being reduced as planned. The Company released $1.4 million from the allowance for loan losses during the fourth quarter 2018 and recorded no provision during the first quarter of 2019. Non-performing assets totaled $20.5 million at the end of the first quarter of 2019, an increase of 13.1% compared to $18.1 million at the end of the fourth quarter 2018 and a decrease of 36.9% compared to $32.5 million at the end of the first quarter 2018. The increase in the most recent quarter is primarily attributable to a $2.4 million commercial loan placed in nonaccrual status. As a result, the ratio of non-performing assets to total assets increased to 0.26% at the end of the first quarter of 2019, compared to 0.22% from the end of the fourth quarter of 2018, but decreased when compared to 0.39% at the end of the first quarter of 2018.

Capital

Stockholders’ equity was $778.7 million at the end of the first quarter of 2019, up 4.2% compared to $747.4 million at the end of the fourth quarter of 2018 and up 9.3% compared to $712.3 million at the end of the first quarter of 2018, mainly driven by net income and other comprehensive income stemming from higher market valuations in the Company’s available for sale investment portfolio. In the first quarter of 2019, the Company sold $29.2 million of newly issued Class A common stock shares, and repurchased, at 97% of the sale price of the shares of Class A common stock sold, all remaining shares of Class B non-voting common stock held by the Company’s former parent, for an aggregate purchase price of $28.5 million.

The Company’s capital is strong and well in excess of minimum regulatory requirements to be considered “well-capitalized.” At March 31, 2019, the Company’s consolidated capital ratios were:

	Actual	Minimums to be “Well-Capitalized”
Total capital ratio	14.35%	10.00%
Tier 1 risk-based capital ratio	13.48	8.00
Tier 1 leverage ratio	10.83	5.00
Common equity tier 1 capital ratio (CET1)	11.79	6.50
Tangible common equity ratio	9.61	—

First Quarter 2019 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Friday, April 26th, 2019 at 9:30 a.m. (Eastern Time) to discuss its first quarter 2019 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://www.mercantilbank.com/. The online replay will remain available for a limited time following the call.

About Mercantil Bank Holding Corporation

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers—15 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Visit our investor relations page at https://investor.mercantilbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets; loan demand; mortgage lending activity; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates (generally and those applicable to our assets and liabilities); credit quality, including loan performance, nonperforming assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlook” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Explanation of Certain Non-GAAP Financial Measures

This press release contains certain adjusted financial information, and their effects on our noninterest expense, net income before income tax, net income, net income per share (basic and diluted), ROA, ROE, ROATCE (as defined below), efficiency ratios, and other ratios appearing in Exhibits 1 and 2. The Company uses certain non-GAAP financial measures, within the meaning of SEC Regulation G, which are included in this press release and the additional financial information, to explain our results and for management to evaluate and manage the Company’s businesses. The Company’s management believes these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s performance. The Company believes these non-GAAP financial measures are especially useful in 2018 and 2019, in light of the effects of our spin-off completed in 2018 and related restructuring expenses. These adjustments, for the periods discussed in this press release, include:

•	$2.8 million and $0.4 million in provisions for legal, accounting and consulting fees, and other expenses related to the spin-off in the first and fourth quarters of 2018, respectively; and

•

$6.4 million and $0.9 million in restructuring expenses in the fourth quarter of 2018 and first quarter of 2019, respectively, related to staff reduction costs, legal and strategic advisory costs,rebranding costs, and other expenses in the fourth quarter of 2018 and rebranding costs of $0.9 million in the first quarter of 2019.

These as-adjusted measures are not in accordance with generally accepted accounting principles in the United States (“GAAP”). Exhibit 2 reconciles these adjustments to reported results.

Exhibit 1- Financial Highlights

The following table sets forth selected financial information derived from our unaudited quarterly and audited annual consolidated financial statements.

(in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Consolidated Balance Sheets
Total assets	$7,902,355	$8,124,347	$8,423,594
Total investments	1,701,328	1,741,428	1,827,477
Total loans (1)	5,744,406	5,920,175	5,950,450
Allowance for loan losses	60,322	61,762	72,118
Total deposits	5,888,188	6,032,686	6,280,206
Junior subordinated debentures	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,070,000	1,166,000	1,233,000
Stockholders’ equity	778,749	747,418	712,272

	Three Months Ended
(in thousands, except per share amounts)	March 31, 2019	December 31, 2018	March 31, 2018
Consolidated Results of Operations
Net interest income	$55,437	$56,784	$52,633
Provision for (reversal of) loan losses	—	(1,375)	—
Noninterest income	13,156	11,994	13,945
Noninterest expense	51,945	54,648	55,645
Net income	13,071	14,430	9,429
Common Share Data (2)
Basic income per common share	0.31	0.34	0.22
Diluted income per common share	0.30	0.34	0.22
Basic weighted average shares outstanding	42,755	42,483	42,489
Diluted weighted average shares outstanding (3)	42,914	42,483	42,489
Cash dividend declared per common share	—	—	0.94

	Three Months Ended
(in thousands, except per share amounts and percentages)	March 31, 2019	December 31, 2018	March 31, 2018
Other Financial and Operating Data (4)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(5)	2.96%	2.95%	2.70%
Net income / Average total assets (ROA) (6)	0.65%	0.70%	0.45%
Net income / Average stockholders’ equity (ROE) (7)	6.87%	7.88%	5.04%
Net income / Average tangible common equity (ROATCE) (8)	7.07%	8.11%	5.19%

Capital Adequacy Indicators
Total capital ratio (9)	14.35%	13.54%	12.94%
Tier 1 capital ratio (10)	13.48%	12.69%	11.87%
Tier 1 leverage ratio (11)	10.83%	10.34%	9.77%
Common equity tier 1 capital ratio (CET1)(12)	11.79%	11.07%	10.29%
Tangible common equity ratio (13)	9.61%	8.96%	8.23%
Tangible book value per common share	$17.54	$16.82	$16.27

Asset Quality Indicators (%)
Non-performing loans / Total loan portfolio (1) (15)	0.36%	0.30%	0.54%
Non-performing assets / Total assets(14)	0.26%	0.22%	0.39%
Allowance for loan losses / Total non-performing loans (15) (16)	294.01%	347.33%	223.92%
Allowance for loan losses / Total loan portfolio (1) (16)	1.05%	1.04%	1.21%
Net charge-offs (recoveries)/ Average total loan portfolio (17)	0.10%	0.43%	(0.01)%

Efficiency Indicators
Noninterest expense / Average total assets (6)	2.58%	2.64%	2.65%
Personnel expense / Average total assets (6)	1.66%	1.88%	1.62%
Efficiency ratio (18)	75.73%	79.46%	83.58%

Adjusted Selected Consolidated Results of Operations and Other Data(19)
Adjusted noninterest expense	$51,012	$47,900	$52,807
Adjusted net income before income tax	17,581	22,253	13,771
Adjusted net income	13,803	19,935	11,876
Adjusted net income per share- Basic	0.33	0.47	0.28
Adjusted net income per share- Diluted (3)	0.32	0.47	0.28
Adjusted net income / Average total assets (ROA) (6)	0.69%	0.97%	0.57%
Adjusted net income / Average stockholders’ equity (ROE) (7)	7.25%	10.89%	6.35%
Adjusted net income / Average tangible common equity (ROATCE)(8)	7.47%	11.2%	6.54%
Adjusted noninterest expense / Average total assets (6)	2.53%	2.31%	2.51%
Adjusted efficiency ratio (20)	74.37%	69.64%	79.32%

(1)

Outstanding loans are net of deferred loan fees and costs, excluding the allowance for loan losses. At March 31, 2019, total loans include $10.0 million in loans held for sale. There were no loans held for sale at any of the other periods presented.

(2)	The earnings per common share reflect the reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis.
(3)

Diluted shares include 736,839 unvested shares of restricted stock issued in December 2018 in connection with the Company’s IPO. As of December 31, 2018, these 736,839 unvested shares of restricted stock were excluded from the diluted earnings per share computation because when these share awards were multiplied by the average market price per share at that date more shares would have been issued than restricted shares awarded. Therefore, at that date, such awards would have had an anti-dilutive effect

(4)	Operating data for the three month periods ended March 31, 2019, December 31, 2018, and March 31, 2018 have been annualized.
(5)

Net interest margin is net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which, yield interest or similar income.

(6)	Calculated based upon the average daily balance of total assets.
(7)	Calculated based upon the average daily balance of stockholders’ equity.
(8)	Calculated based upon the average daily balance of stockholders’ equity less the average daily balance of goodwill and other intangible assets.
(9)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(10)	Tier 1 capital divided by total risk-weighted assets.
(11)

Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $114.1 million at each date shown.

(12)	Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.
(13)	Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets.
(14)

Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans. Non-performing loans were $20.5 million, $17.8 million, and $32.2 million as of March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

(15)

Non-performing assets include all non-performing loans and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $20.5 million, $18.1 million, and $32.5 million as of March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

(16)	Allowance for loan losses was $60.3 million, $61.8 million, and $72.1 million as of March 31, 2019, December 31, 2018, and March 31, 2018, respectively.
(17)	Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(18)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(19)

This presentation contains adjusted financial information, including adjusted noninterest expenses, adjusted net income before income taxes, and the other adjusted items shown, determined by methods other than GAAP.

(20)	Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring and spin-off costs, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation

The following table sets forth selected financial information derived from our unaudited consolidated financial statements adjusted for the costs incurred by the Company in the first quarters of 2019 and 2018 and the fourth quarter of 2018 related to restructuring costs, and in 2018 related to the spin-off from our former parent company. Spin-off costs, which commenced in the last quarter of 2017 and continued during 2018 are not deductible for Federal and state income tax purposes. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands, except per share amounts and percentages)	March 31, 2019	December 31, 2018	March 31, 2018
Total noninterest expenses	$51,945	$54,648	$55,645

Less: Restructuring costs (1):
Staff reduction costs (2)	—	4,709	—
Legal and strategy advisory costs	—	1,176	—
Rebranding costs	933	400	—
Other costs	—	110	—

Total restructuring costs	$933	$6,395	$—

Less Spin-off costs:
Legal fees	—	353	1,000
Accounting and consulting fees	—	—	1,294
Other expenses	—	—	544

Total Spin-off costs	$—	$353	$2,838

Adjusted noninterest expenses	$51,012	$47,900	$52,807

	Three Months Ended,
(in thousands, except per share amounts and percentages)	March 31, 2019	December 31, 2018	March 31, 2018
Total net income before income tax	$16,648	$15,505	$10,933
Plus: Restructuring costs	933	6,395	—
Plus: total Spin-off costs	—	353	2,838

Adjusted net income before income tax	$17,581	$22,253	$13,771

Total net income	$13,071	$14,430	$9,429

Plus after-tax restructuring costs:
Restructuring costs before income tax effect	933	6,395	—
Income tax effect	(201)	(1,303)	—

Total after-tax restructuring costs	732	5,092	—

Plus after-tax total Spin-off costs:
Total Spin-off costs before income tax effect	—	353	2,838
Income tax effect (3)	—	60	(391)

Total after-tax Spin-off costs	—	413	2,447

Adjusted net income	$13,803	$19,935	$11,876

Basic earnings per share	$0.31	$0.34	$0.22
Plus: after tax impact of restructuring costs	0.02	0.12	—
Plus: after tax impact of total Spin-off costs	—	0.01	0.06

Total adjusted basic earnings per share	$0.33	$0.47	$0.28

Diluted earnings per share	$0.30	$0.34	$0.22
Plus: after tax impact of restructuring costs	0.02	0.12	—
Plus: after tax impact of total Spin-off costs	—	0.01	0.06

Total adjusted diluted earnings per share	$0.32	$0.47	$0.28

Net income / Average total assets (ROA)	0.65%	0.70%	0.45%
Plus: after tax impact of restructuring costs	0.04%	0.25%	—%
Plus: after tax impact of total Spin-off costs	—%	0.02%	0.12%

Adjusted net income / Average total assets (ROA)	0.69%	0.97%	0.57%

Net income / Average stockholders’ equity (ROE)	6.87%	7.88%	5.04%
Plus: after tax impact of restructuring costs	0.38%	2.78%	—%
Plus: after tax impact of total Spin-off costs	—%	0.23%	1.31%

Adjusted net income / Stockholders’ equity (ROE)	7.25%	10.89%	6.35%

Noninterest expense / Average total assets	2.58%	2.64%	2.65%
Less: impact of restructuring costs	(0.05)%	(0.31)%	—%
Less: impact of total Spin-off costs	—%	(0.02)%	(0.14)%

Adjusted Noninterest expense / Average total assets	2.53%	2.31%	2.51%

	Three Months Ended,
(in thousands, except per share amounts and percentages)	March 31, 2019	December 31, 2018	March 31, 2018
Efficiency ratio	75.73%	79.46%	83.58%
Less: impact of restructuring costs	(1.36)%	(9.30)%	—%
Less: impact of total Spin-off costs	—%	(0.52)%	(4.26)%
Plus: after-tax net gain on sale of New York building	—%	—%	—%

Adjusted efficiency ratio	74.37%	69.64%	79.32%

Net income / Average tangible common equity (ROATCE)	7.07%	8.11%	5.19%
Plus: after tax impact of restructuring costs	0.40%	2.86%	—%
Plus: after tax impact of total Spin-off costs	—%	0.23%	1.35%

Adjusted net income / Average tangible common equity (ROATCE)	7.47%	11.20%	6.54%

Stockholders’ equity	$778,749	$747,418	$712,272
Less: goodwill and other intangibles	(21,005)	(21,042)	(21,151)

Tangible common stockholders’ equity	$757,744	$726,376	$691,121

Total assets	7,902,355	8,124,347	8,423,594
Less: goodwill and other intangibles	(21,005)	(21,042)	(21,151)

Tangible assets	$7,881,350	$8,103,305	$8,402,443

Common shares outstanding	43,205	43,183	42,489

Tangible common equity ratio	9.61%	8.96%	8.23%

Tangible book value per common share	$17.54	$16.82	$16.27

(1)

Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to, a reduction in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2)

On October 30, 2018, the Board of Directors of the Company adopted a voluntary early retirement plan (the “Voluntary Plan”) for certain eligible long-term employees and an involuntary severance plan (the “Involuntary Plan”) for certain other positions. The Company incurred approximately $4.2 million of expenses in the fourth quarter of 2018 in connection with the Voluntary Plan, substantially all of which will be paid over time in the form of installment payments until January 2021. The Company incurred approximately $0.5 million of expenses in 2018 in connection with the Involuntary Plan, substantially all of which will be paid over time in the form of installment payments until December 2019.

(3)

Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the difference between permanent spin-off costs that are non-deductible for Federal and state income tax purposes, and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

Exhibit 3 - Noninterest Income

The table below shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%
Deposits and service fees	$4,086	31.06%	$4,431	36.94%	$4,582	32.86%
Brokerage, advisory and fiduciary activities	3,688	28.03%	3,860	32.18%	4,415	31.66%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,404	10.67%	1,452	12.11%	1,444	10.35%
Cards and trade finance servicing fees	915	6.96%	1,044	8.70%	1,062	7.62%
Gain on early extinguishment of FHLB advances	557	4.23%	—	—%	—	—%
Data processing and fees for other services	520	3.95%	500	4.17%	881	6.32%
Securities gains (losses), net	4	0.03%	(1,000)	(8.34)%	—	—%
Other noninterest income (2)	1,982	15.07%	1,707	14.24%	1,561	11.19%

	$13,156	100.00%	$11,994	100.00%	$13,945	100.00%

(1)	Changes in cash surrender value of BOLI are not taxable.
(2)

Includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 4 - Noninterest Expense

The table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%
Salaries and employee benefits	$33,437	64.37%	$38,861	71.11%	$34,041	61.18%
Occupancy and equipment	4,042	7.78%	4,712	8.62%	3,715	6.68%
Professional and other services fees	3,444	6.63%	3,020	5.53%	6,444	11.58%
Telecommunications and data processing	3,026	5.83%	3,261	5.97%	3,084	5.54%
Depreciation and amortization	1,942	3.74%	2,460	4.50%	2,141	3.85%
FDIC assessments and insurance	1,393	2.68%	1,722	3.15%	1,447	2.60%
Other operating expenses (1)	4,661	8.97%	612	1.12%	4,773	8.57%

	$51,945	100.00%	$54,648	100.00%	$55,645	100.00%

(1)

Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 5 - Deposits by Country

The following table sets forth the deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Domestic	$2,963,098	$3,001,366	$2,913,091

Foreign:
Venezuela	2,587,879	2,694,690	2,984,166
Others	337,211	336,630	382,949

Total foreign	2,925,090	3,031,320	3,367,115

Total deposits	$5,888,188	$6,032,686	$6,280,206